ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20090824514-75
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/30/2009 12:45 PM
	Entity Number E0640952007-8

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

SINOCOM PHARMACEUTICAL, INC.

2. The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ________
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☒ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SINOCOM PHARMACEUTICAL, INC.

Article I
Name

The name of the corporation shall be Sinocom Pharmaceutical, Inc. (the "Corporation").

Article II
Resident Agent

The resident agent shall be Resident Agents of Nevada, Inc., 711 Carson Street, Suite 4, Carson City, NV 89701.

Article III
Authorized Capital

The total number of shares of all classes of capital stock which the Corporation has the authority to issue is One Hundred Seventy Million (170,000,000) shares consisting of the following classes:

1. One Hundred Fifty Million (150,000,000) common shares, US$0.001 par value ("Common Stock").

2. Twenty Million (20,000,000) shares of serial preferred stock, US$0.001 par value, to be issued in series from time to time ("Preferred Stock"), the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of which the Corporation's Board of Directors shall have the power to designate from time to time without any further need to amend these Amended and Restated Articles of Incorporation, as permitted by Chapter 78 of the Nevada Revised Statutes ("NRS") and any other applicable law. In accordance with the foregoing, the Board of Directors is expressly authorized to provide for the issue of all or any of the remaining wholly unissued shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations, restrictions, relative rights and distinguishing designation and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the NRS and any other applicable law.

Article IV
Board of Directors

For the management of the Corporation, the governing Board of the Corporation shall be natural persons styled and called the Board of Directors. The initial number of the Board

of Directors shall be three. Thereafter, the number of Directors shall be specified in the Bylaws of the Corporation and such number may, from time to time, be increased or decreased in such manner as prescribed by the Bylaws.

The name and address of each member of the Board of Directors is as follows:

Chi Kwong Wan
Room 3, 21/F, Far East Consortium Building
121 Des Voeux Road
Central, Hong Kong

XueXiang Ai
Room 3, 21/F, Far East Consortium Building
121 Des Voeux Road
Central, Hong Kong

Tuck Wing Pang
Room 3, 21/F, Far East Consortium Building
121 Des Voeux Road
Central, Hong Kong

Article V
Business Purpose

The purpose of this Corporation shall be any lawful business activity.

Article VI
Amendment

A. The provisions of these Amended and Restated Articles of Incorporation may be amended, altered or repealed from time to time by a vote of the Stockholders of the Corporation to the extent and in the manner prescribed by the laws of the State of Nevada and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the Directors, Officers and Stockholders are granted subject to this reservation.

B. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to these Amended and Restated Articles of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Amended and Restated Articles of

Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the NRS.

Article VII
Liability and Indemnification

A. Limitation of Personal Liability. To the maximum extent permitted under applicable law, there shall be no personal liability of a Director or an Officer to the Corporation or its Stockholders for damages for breach of fiduciary duty as a Director or an Officer.

B. Indemnification. Subject to the requirements of applicable law requiring mandatory indemnification, if any, the Corporation may indemnify, to the maximum extent permitted by the law:

1. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(a) Notwithstanding the foregoing, no indemnification shall be required if it is proven such person's act, or failure to act, constituted a breach of his fiduciary duties as a director or officer, and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him liable pursuant to NRS 78.138.

(b) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership,

joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit unless it is proven his act, or failure to act, constituted a breach of his fiduciary duties as a director or officer, and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him liable pursuant to NRS 78.138; provided, however, that he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation.

C. Time of Indemnification. The Corporation shall indemnify the Officers and Directors for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction that such Officer or Director is not entitled to be indemnified by the Corporation.

D. Benefit. The indemnification and advancement of expenses hereby authorized is continuing and shall inure to the benefit of the heirs, executors and administrators of each such Officer and Director.

E. Repeal. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or an Officer of the Corporation for acts or omissions prior to such repeal or modification.

Article VIII
Combinations with Interested Stockholders

The Corporation expressly elects not to be governed by NRS 78.411 to 78.444, inclusive.

Article IX
Preemptive Rights

The Corporation elects to have preemptive rights on the limited basis described in this Article IX. Specifically, the Corporation elects to provide preemptive rights pursuant to, and only as set forth in, the Investors' Rights Agreement by and among the Corporation and the stockholders who are parties thereto, which agreement will be entered into in connection with the sale and issuance of the Corporation's Series A Preferred Stock, as the same may be amended from time to time according to its terms (the "Investors' Rights Agreement"). For the sake of clarity, only those stockholders who are "Significant Holders" as defined in the Investors' Rights Agreement shall have preemptive rights, and such Significant Holders shall have only those preemptive rights described in the Investors' Rights Agreement. No other stockholders do or shall have any preemptive rights. This Article IX may be amended, modified, waived or terminated only with the prior written consent of the "Series A Majority Holders," as such term is defined in the Investors' Rights Agreement. Holders of Common Stock, as such, shall not be entitled to vote on any amendment, modification, waiver or termination of this

Article IX; provided, however, that the holders of Common Stock shall be entitled to vote on any amendment, modification, waiver or termination of this Article IX to the extent that the Corporation's Series A Preferred Stock is no longer issued and outstanding.

These Amended and Restated Articles of Incorporation were approved by a vote of the stockholders of the Corporation. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation, have voted in favor of the amendment is simple majority (i.e. 50% plus one).

Signature

Chairman

Title